EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-136188, 333-102425, 333-99219, 333-50524, 33-55061; Form S-4 Nos. 333-136189, 333-129871; and Form S-8 Nos. 333-133817, 333-117939, 333-117937, 333-117936, 333-117935, 333-65176, 333-43584, 333-43580, 333-94157, 333-94155, 333-70407, 333-64559, 333-25891, 333-04859, 333-09091, 33-66874, 33-48908, 33-44770, 33-29528, 33-29527) of Allergan, Inc. and in the related Prospectuses of our reports dated February 25, 2009, with respect to: (1) the consolidated financial statements and schedule of Allergan, Inc., and (2) the effectiveness of internal control over financial reporting of Allergan, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Orange County, California

February 25, 2009